PRESS RELEASE	Contact: Roy Estridge, EVP/COO/CFO
Valley Commerce Bancorp
(559) 622-9000

VALLEY COMMERCE BANCORP DECLARES CASH DIVIDEND

VISALIA, California, November 21, 2012 – Valley Commerce Bancorp, parent of Valley Business Bank, today announced that its Board of Directors has declared a cash dividend of $0.08 per share. The dividend will be paid on or about December 27, 2012 to shareholders of record as of December 6, 2012.

The cash dividend will be the third paid by the company in 2012. The two prior cash dividends were each $0.04 per share and were paid on June 28, 2012 and September 27, 2012. The Board increased the December dividend to $0.08 per share as a one-time benefit to shareholders due to uncertainty over dividend tax rates after 2012. The Board anticipates considering future quarterly cash dividends following the end of the second quarter of 2013.

OTHER INFORMATION: Valley Commerce Bancorp stock trades on NASDAQ’s Over the Counter Bulletin Board under the symbol VCBP. Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996. Valley Business Bank operates through Business Banking Centers in Visalia, Tulare, and Fresno, California and has branch offices in Woodlake and Tipton, California. Additional information about Valley Business Bank is available from the Bank’s website at http://www.valleybusinessbank.net.

FORWARD-LOOKING STATEMENTS: In addition to historical information, this release includes forward-looking statements, which reflect management's current expectations for Valley Commerce Bancorp’s future financial results, business prospects and business developments. Management's expectations for Valley Commerce Bancorp's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations. The forward-looking statements contained herein represent management's expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.